Exhibit 99.1
S&P Cuts Rating on Fremont to CCC+; Placed on Watch Negative
NEW YORK (Standard & Poor’s) Feb. 5, 2008—Standard & Poor’s Ratings Services said today that it lowered its long-term counterparty credit rating on Fremont General Corp. (Fremont) to “CCC+” from “B-”. At the same time, we removed our ratings on Fremont from CreditWatch Developing, where they were placed on May 22, 2007, and placed on them on CreditWatch Negative.
“The downgrade reflects our view that liquidity at the holding company has deteriorated substantially,” said Standard & Poor’s credit analyst Adom Rosengarten. Although liquidity remains strong at the bank level, we believe that the provisions of the cease-and-desist order, restricting dividends from the bank to the holding company during the past year, have resulted in greatly decreased liquidity levels at the parent company. At this point, we have concerns about the parent’s ability to meet its debt obligations, given our assessment of its reduced cash holdings.
The CreditWatch Negative placement reflects the continued risk that is present at the holding company level because of the ongoing restrictions of the cease-and-desist order. If the order is lifted in the near term, or if Fremont works out an arrangement with regulators, allowing for cash-flow transfer between the bank and the holding company to service its debt, we would view this as a positive ratings factor. On the other hand, if the order remains in place for an extended period with its current restrictions, the company could be downgraded further.
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